Exhibit 99.1

CEDC Confirms Full Year 2008 Guidance; Revises 2009 Guidance with Impact of Recent Changes in Exchange Rates

Bala Cynwyd, Pennsylvania February 2, 2009: Central European Distribution Corporation (NASDAQ: CEDC) today announced that it is reconfirming full year 2008 net sales guidance of $1.65-$1.80 billion and full year comparable fully diluted earnings per share guidance of $2.85-$3.05. The Company also today announced that it is revising full year 2009 net sales guidance from $1.93 – $2.03 billion to $1.25 - $1.40 billion which is based upon an approximate 35% weakening of local currencies (zloty and ruble) since the company’s last guidance given in November 2008. The comparable fully diluted earnings per share guidance is being revised downward from $3.75-$4.00 to $2.50 - $2.80, due to the above mentioned 35% weakening of local currency. The prior guidance given in November 2008 was based upon exchange rates of Polish Zloty to USD of 2.50 to 2.60 and Russian Ruble to USD of 26.00 to 26.50; the revised guidance is based upon exchange rates assumptions of 3.30 to 3.50 for the Polish Zloty to USD and 35.00 to 37.00 for the Russian Ruble to USD. The fully diluted number of shares used to calculate the above per share guidance is approximately 47.2 million.

William Carey, President and CEO commented, “We are extremely pleased with the strong underlying growth of our business in 2008. Not only have we positioned ourselves as the number one spirit company in Central and Eastern Europe, but we have continued to expand gross and net margins coupled with strong top line growth.”

William Carey, President and CEO continued, “Our revised 2009 full year comparable earnings guidance (which has taken into account the 35% weakening of local currency) is only 10% lower than our forecasted 2008 full year comparable earnings guidance. This highlights the strong underlying earnings growth of our business of approximately 25% in local currency. Our number one market position and strong management teams in Russia, Poland and Hungary have enabled us to weather the current international/local financial crisis much better than many of our competitors. We have not experienced any material slow down in our receivables in Russia and Poland to date and continue to see positive cash flows. We look forward to the challenges ahead of us for the year 2009 as our key management objectives continue to focus on growing our margins, improving operating efficiency and lowering our interest cost.”

William Carey, President and CEO continued, “Our Russian businesses continue to outperform the market with our vodka market share currently standing at approximately 20% (up from 13% twelve months ago). Our key vodka brands in Russia are still projected to experience double digit volume growth in 2009 (except Parliament where we expect single digit volume growth). Green Mark, the number one vodka brand in Russia and the second largest in the world saw 30% volume growth in the fourth quarter of 2008. Our key vodka brands in Poland are forecasted to show mid single digit volume growth in 2009, including a major re-launch of our largest vodka brand, Absolwent.”

William Carey, President and CEO continued, “We have continued to see spirit prices drop in our core markets (Russia dropping by approximately 20% in January 2009 as compared to December 2008) which should have a positive impact on our gross margins. As inflation eases, we see a slow down in our core cost components of labor and energy and have been continuing our ongoing program of headcount reduction in streamlining our operations in Poland and Russia.”

Chris Biedermann, CFO commented “We are pleased that we have been able to receive a binding commitment to (terms outlined in our press release from December 10) rollover the majority of our short term debt late last year and have continued to see a reduction in our interest expense as LIBOR, WIBOR and EURIBOR have declined significantly over the last 2 months. In addition we have reduced the cost of our outstanding 245 million EUR Senior Secured Notes by closing a hedge in January 2009 at close to zero, saving approximately 2% on the full value of the notes. We have been reviewing our intangible and goodwill valuations, and as these valuations are done in local currency, we do not anticipate any changes to current valuations.”

Full details of the results of the 4th quarter and full year 2008, as well as additional updates of our business activities will be discussed on our upcoming earnings call scheduled for March 2, 2009.

CEDC has reported net income and fully diluted net income per share guidance in accordance on a non-GAAP basis, referred to in this release as comparable non-GAAP net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results and guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world, including the United States, England, France and Japan. CEDC also produces and distributes Royal Vodka, the top selling vodka in Hungary, and produces Parliament Vodka, the leading premium vodka in Russia.

CEDC also is the leading national distributor of alcoholic beverages in Poland by value, and a leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Guinness, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including information regarding our guidance, and projected growth and performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2007, and in other documents filed by CEDC with the Securities and Exchange Commission and risks arising from current credit market and economic conditions globally and in the markets in which we operate.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

Full Year Guidance, 12 Months Ending December 31,	2008	2009
Range for GAAP Fully Diluted Earnings per Share	$2.57	$2.50
	$2.77	$2.80

A. Foreign exchange impact related to USD and EUR denominated financing	0.17	0.00
B. Foreign exchange impact related to USD denominated financing of Russian Alcohol	0.25	0.00
C. Foreign exchange impact related to the USD denominated Convertible Notes issued by the Russian Alcohol Group	(0.24)	0.00
D. Other acquisition related costs	0.01	0.00
E. Cost associated with early retirement of debt	0.01	0.00
F. Impact of expensing stock options	0.05	0.00
G. Other non-recurring items	0.03	0.00
H. Impact of adoption of FSP APB 14-1	0.00	0.00

Range for Comparable non-GAAP Fully Diluted Earnings per Share	$2.85	$2.50
	$3.05	$2.80

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate ongoing financial performance. Descriptions of these items are presented below:

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR acquisition financing as these borrowings have been lent down to entities that have the Polish Zloty as the functional currency. The impact of foreign exchange revaluation is inherently unpredictable and we have not forecasted the impact thereof; changes in foreign exchange revaluation may have a material effect on our financial results.

B.	Represents 42% of the net after tax impact of the foreign currency revaluation related to the USD financing included earnings in the Russian Alcohol Group as the Russian Alcohol Group has the Russian Rubble as the function currency. CEDC accounts for its investment in the Russian Alcohol Group under the equity method of accounting and therefore this loss is included in the proportional share of equity earnings recognized by CEDC. The impact of foreign exchange revaluation is inherently unpredictable and we have not forecasted the impact thereof; changes in foreign exchange revaluation may have a material effect on our financial results.

C.	Represents the net after tax impact of the foreign currency revaluation related to our USD denominated investment in Convertible Notes, issued by the Russian Alcohol Group. The notes were purchased by Carey Agri International who has the Polish Zloty as the functional currency. The impact of foreign exchange revaluation is inherently unpredictable and we have not forecasted the impact thereof; changes in foreign exchange revaluation may have a material effect on our financial results.

D.	Represents other miscellaneous costs, directly related to the tender for additional shares of Polmos Bialystok and other acquisitions in 2007 and pre-acquisition financing costs related to the Parliament acquisition in 2008.

E.	Represents the net after tax impact associated with the early retirement of 20% of CEDC’s outstanding Senior Secured Notes, including an 8% one-time redemption premium payment to the Noteholders and write-off of prepaid financing costs in 2007 and costs associated with retirement of $14 million of the Senior Secured Notes in 2008.

F.	On January 1, 2006 CEDC adopted SFAS 123(R) and began to expense stock options. This amount represents the net after tax impact of the expensing of stock options.

G.	On June 30, 2008, CEDC terminated operations of the German import business acquired as part of the Parliament acquisition and in July 2008, moved all German import operations to a 3rd party importer. The $1.461 million represents the net loss incurred by the discontinued operation for the 3 months ended June 30, 2008. For 2007, the amount represents one time charges for an early retirement program.

H.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP will require us to recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 will become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable. We are currently evaluating the impact on our financial statements of applying the provisions of FSP APB 14-1 on 2009.